Capital Media Group Limited Announces Preliminary Unaudited Financial Results
                      For The Year Ended December 31, 1997

         LONDON, April 16 /PRNewswire/ -- Capital Media Group Limited (Nasdaq:
CPMG) (the "Company") announced today its unaudited preliminary financial results for the year ended December 31, 1997 ("Fiscal 1997").
         The Company reported a net loss of $15.76 million for the fiscal year ended December 31, 1997 ("Fiscal 1997") as compared to a net loss of $16.26 million for the fiscal year ended December 31, 1996 ("Fiscal 1996"). The net loss for Fiscal 1997 includes a $2.65 million non-cash currency exchange translation charge (Fiscal 1996 charge $0.5 million) arising from changes in currency exchange rates at December 31, 1997 compared to exchange rates at December 31, 1996.
         The net loss per share for Fiscal 1997 was $0.56, compared to a net loss per share of $1.32 for Fiscal 1996. Weighted average shares outstanding were 27,966,383 for the year ended December 31, 1997, compared to 12,359,029 for the year ended December 31, 1996. The increase in the number of shares is primarily due to the Company's private placements completed in March and June 1997 and the Company's acquisition of an 81.6% interest in Unimedia SA in August 1997.
         The unaudited preliminary financial results include the consolidated accounts of the Company and its wholly owned subsidiary Capital Media (UK) Limited ("CM(UK)") and CM(UK)'s wholly owned subsidiary Onyx Television GmbH ("Onyx"), its 51% owned subsidiary Tinerama Investment AG ("Tinerama"), together with its 81.6% owned subsidiary Unimedia SA ("Unimedia") and Unimedia's 90% owned subsidiary, Topcard SA ("Topcard"). CM(UK)'s 50% joint venture investment interest in Blink TV Limited ("Blink"), has been accounted for using the equity method. The results of Unimedia and Topcard have been consolidated from September 1997 and November 1997 being their respective dates of their acquisition. Pixel Limited, which was effectively acquired as of December 31, 1997, has not been consolidated into these results.
         Following the change of management announced in August 1997, the operating revenue and operating loss for the three months ended December 31, 1997 were $1.06 million and $3.19 million respectively and included also for the first time, operating revenue and costs of Unimedia and Topcard from the respective dates of their acquisition. This compares to operating revenue of $0.62 million and an operating loss of $4.75 million for the three months ended December 31, 1996.
         Operating revenues in Fiscal 1997 totaled $2.61 million, a net increase of $0.53 million compared to revenues of $2.08 million in Fiscal 1996. Whilst sales at Tinerama decreased 58% from $1.80 million in Fiscal 1996 to $1.14 million in Fiscal 1997, Onyx increased its advertising revenue to $0.65 million from $0.28 million in Fiscal 1996. There were also first-time revenue contributions from Unimedia and Topcard of $0.63 million and $0.19 million respectively.
         Operating costs, including staff costs and depreciation totaled $15.81 million in Fical 1997 compared to $17.86 million in Fisal 1996. The

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net decrease is principally reflective of the cost reductions made across all the group operations, primarily at Onyx Television where costs decreased from $14.42 million in Fiscal 1996 to $11.14 million in Fiscal 1997. Operating expenses of Onyx Television include programming costs, broadcast studio expenses and transmission expenses. There were also first-time operating costs included for Unimedia and Topcard of $0.61 million and $0.17 million respectively.
         Depreciation and amortization for Fiscal 1997 was $0.65 million, an increase of $0.13 million compared to $0.52 million for Fiscal 1996.
         Whilst advertising revenue at Onyx Television increased in Fiscal 1997, this increase was substantially lower than was anticipated and reflects the fact that Onyx has taken longer to establish its product in the German advertising market which is extremely competitive.
         Management has taken decisive steps to substantially develop Onyx Television's revenue and in that regard and as reported on April 15, 1998 the Company has recently signed a cooperation agreement with QVC, the home shopping television company. Following approval from the German Media Authorities, the initial phase will commence with Onyx and QVC jointly transmitting a 24 hour program mix of music and teleshopping products from QVC to certain areas of Germany in which the Onyx program is already accessible via cable. The new program concept will enhance the service offered to the viewership and will simultaneously improve the efficency of both channels by sharing costs of this project.
         Pursuant to the agreement QVC will firstly contribute up to approximately $6 million to the Onyx distribution and broadcasting costs in a ratio which will be in proportion to the number of homes effectively reached by the Onyx/QVC program after the approval of the German Media Authorities. The Agreement also provides for the payment of a repayable advance to Onyx of certain fees. It is contemplated that in this context QVC will actively cooperate with Onyx in the ongoing development of its distribution network.
         At the present time, Onyx Television reaches approximately 11.5 million cable and satellite homes in Germany, an increase of 43% as compared to approximately 8.1 million homes at the end of 1996. It is expected that this will increase by approximately a further 3.5 million homes by the end of 1998.
         During the fiscal year 1997, each of the Tinerama companies continued to operate at a small loss. The combined loss of the Tinerama companies for fiscal 1997 totaled $88,000 compared to a loss of $143,000 for fiscal 1996. Management is currently reviewing various options for improving the position of Tinerama.
         The net loss for Fiscal 1997 included net profit contributions from both Unimedia and Topcard of $0.39 million and $12,000 respectively, which were consolidated from the date of their respective acquisitions.
         For the 12 months ended December 31, 1997 Unimedia, Topcard and Pixel reported operating revenues of $0.93 million, $0.96 million and $1.99 million respectively and net profit of $0.73 million, $0.08 million and $0.38 million respectively. Part of Unimedia's operating revenue and non operating profit were non recurring items relating to a change of investment strategy. Full year contributions from the three companies will be consolidated for Fiscal 1998.
         The ownership, development and operation of media interests, including television and radio stations requires substantial funding. To date the Company has financed its capital requirements through sales of equity securities and debt financing. The Company requires additonal working capital to continue its operations and enable it to continue its pursuit of a turnaround of the loss-making operations. The Company is exploring a number of possible funding scenarios, which may involve additional issuances of equity securities and direct investment or partnership agreements or the sale of any or all or part of the Company's investments.
         The Company is presently completing its 1997 audited reports and expects to file its Annual Report on Form 10-KSB for the year ended December 31, 1997

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in the next few weeks.
         Except for the historical information contained herein, the matters discussed in this press release contain forward-looking statements which involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, prices and factors discussed in the Company's filings with the Securities and Exchange Commission.
         Capital Media is an independent holding Company with interests in the broadcasting, publishing, computer software and multimedia businesses. With subsidiaries in the UK, France, Germany, Israel and Romania, Capital Media's businesses include television and radio broadcasting, newspaper titles and print operations, and lifestyle program production. Capital Media is also involved in graphic animation, Smart Card and Internet technology development.

                          CAPITAL MEDIA GROUP LIMITED
                           UNAUDITED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                           YEAR ENDED                YEAR ENDED
                                          DECEMBER 31,              DECEMBER 31,
                                              1997                      1996
                                          ------------              ------------

                            $            $             $           $
Revenues                                    2,611,005                 2,075,407

Operating Costs
Staff costs                    3,672,542                 3,705,972
Depreciation and
 amortization                    655,553                   521,069

Operating expenses            11,485,106  (15,813,201)  13,628,277 (17,855,318)


Operating loss                            (13,202,196)              (15,779,911)
Other Income                                  640,224                    42,531
Equity in net loss of
 unconsolidated company                      (251,550)                 (211,414)
Interest (paid)
 income, net                                 (318,266)                  132,950

Loss before taxation                      (13,131,788)              (15,815,844)

Tax provision                                   1,390                    (6,623)

Loss after taxation                       (13,130,398)              (15,822,467)

Minority interest                              14,395                    58,033
Currency translation
 differences on foreign
 currency net investments                  (2,649,766)                 (497,670)

Net loss                                  (15,765,769)              (16,262,104)

Net loss per share                             ($0.56)                   ($1.32)

Weighted average
 shares outstanding                        27,966,383                12,359,029


SOURCE Capital Media Group Limited

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     -0-                            04/16/98
     /CONTACT: Gilles Assouline, Chairman and President, +33 1 43 53 6999, or Stephen Coleman, Chief Financial Officer, +44 171 224 4141, both of Capital Media Group Limited/
    (CPMG)